Exhibit 99.1
FuelCell Energy Reports Third Quarter Results
and Latest Accomplishments
•	Three orders totaling 3.4 MW received during the third quarter of 2010

•	Three orders totaling 2.6 MW received in August, 2010

•	Cost ratio improved to 1.24 for the third quarter from 1.40 one year ago

•	$32 million raised in public offering of common stock

•	$68 million of cash and investments at July 31, 2010
DANBURY, CT — September 1, 2010 — FuelCell Energy, Inc. (Nasdaq:FCEL), a leading manufacturer of high efficiency ultra-clean power plants using renewable and other fuels for commercial, industrial, government, and utility customers, today reported results for its third quarter ended July 31, 2010 and its latest accomplishments.
Financial Results
FuelCell Energy reported total revenues for the third quarter of 2010 of $18.9 million compared to $23.0 million in the same period last year. Product sales and revenues in the third quarter were $16.2 million compared to $18.7 million in the prior year quarter and $13.0 million for the second quarter of 2010. Revenue increased over the second quarter of 2010 with 3.4 megawatts (MW) of orders received. Total product sales and service backlog as of July 31, 2010, was $79.8 million compared to $104.8 million as of July 31, 2009. Three orders were received subsequent to July 31, 2010 which will add $13.1 million to backlog in the fourth quarter of 2010.
Margins for product sales and revenues improved over the prior year quarter by $3.7 million, reflecting the positive impact of the Company’s strategy and success with product cost reductions and technology enhancements. The product cost-to-revenue ratio was 1.24-to-1.00 in the third quarter of 2010 compared to 1.40-to-1.00 in the third quarter of 2009 and 1.47-to-1.00 in the second quarter of 2010.
Research and development contract revenue was $2.7 million for the third quarter of 2010 compared to $4.3 million for the third quarter of 2009. The reduction in contract revenue year-over-year reflects decreased activity under the solid oxide fuel cell development contract with the U.S. Department of Energy (DOE). The Company is currently working with the DOE on a proposal for participating in the third phase of this program and expects a decision from the DOE by the end of 2010. The Company’s research and development backlog totaled $7.4 million as of July 31, 2010 compared to $15.3 million as of July 31, 2009.
Net loss to common shareholders for the third quarter of 2010 of $13.8 million, or $0.15 per basic and diluted share, improved 12 percent compared to net loss to common shareholders of $15.7 million or $0.21 per basic and diluted share in the third quarter of 2009. Higher product margins drove the improvement, partially offset by increased research and development and selling expenses of $0.5 million.

FuelCell Energy Third Quarter 2010 Results	Page 2
For the nine months ended July 31, 2010, FuelCell Energy reported revenue of $50.1 million compared to $67.6 million for the comparable prior year period. Product sales and revenues were $42.0 million compared to $57.1 million for the comparable prior year period as the sales mix shifted to fuel cell components from complete power plants. Research and development contract revenue was $8.0 million compared to $10.5 million for the nine months ended July 31, 2009.
Net loss to common shareholders for the nine months ended July 31, 2010 was $45.9 million or $0.52 per basic and diluted share compared to $56.3 million or $0.80 per basic and diluted share for the nine months ended July 31, 2009. Margins for product sales and revenues improved by $11.6 million over the prior period primarily due to the sales of higher margin MW class products. This improvement was partially offset by charges for warranty and commissioning incurred in the first and second quarters of 2010. The product cost-to-revenue ratio was 1.36-to-1.00 compared to 1.47-to-1.00 for the same period one year ago.
Total cash, cash equivalents and investments in U.S. Treasuries were $67.8 million as of July 31, 2010. Net cash use for the third quarter was $8.0 million, excluding the net proceeds of $32.1 million from the public offering of common stock. Capital spending for the third quarter was $0.3 million and depreciation expense was $1.8 million.
Corporate Highlights
“Recent orders demonstrate momentum in our target markets,” said R. Daniel Brdar, Chairman and CEO of FuelCell Energy, Inc. “We are solving problems for our customers by providing reliable 24/7 on-site power generation to a military base and a frozen food processor, converting a waste disposal problem into renewable and clean electricity for a wastewater treatment plant and an agricultural operation, and providing high efficiency power generation for South Korea, a country that imports most of the fuel it needs to produce electricity.”
Leadership in Key Markets
FuelCell Energy is a world leader in the development and production of stationary fuel cells. DFC® fuel cell plants are generating power at more than 50 locations globally and have cumulatively generated over 550 million kilowatt hours (kWh) of clean power. Select geographies and key vertical markets are driving sales of our fuel cells:
South Korea: The South Korean Government passed a Renewable Portfolio Standard (RPS) beginning in 2012 that mandates 350 MW of renewable energy per year through 2016, and 700 MW per year through 2022. Fuel cells operating on natural gas and biogas fully qualify under the mandates of the program. To meet this demand, POSCO Power is currently constructing a fuel cell stack module assembly plant with annual capacity of 100 MW. During the third quarter, the Company entered into a contract to procure and sell fuel cell stack module assembly and conditioning equipment to POSCO Power for this capacity addition. The localization strategy to sell fuel cell components to POSCO Power for stacking, assembling and conditioning fuel cell modules in South Korea allows FuelCell Energy to leverage its manufacturing capacity, reduce costs, and ensure that products meet the needs of individual markets.

FuelCell Energy Third Quarter 2010 Results	Page 3
California: The State and its Public Utilities Commission (CPUC) are driving clean energy deployment to reduce greenhouse gases and pollution while encouraging the utilization of distributed generation. Distributed generation improves reliability by generating power at the point of use and relieves congestion of the electrical grid. Recent orders in the utility and renewable biogas markets are in response to these needs.
In April, the CPUC approved four DFC1500 fuel cell projects totaling 5.6 MW at four different universities, consistent with their goal of increasing distributed generation capacity. Following this approval, Pacific Gas and Electric, one of the largest utilities in the United States, ordered two 1.4 MW DFC1500 fuel cell power plants during the third quarter for installation at two university campuses in California. The power plants provide ultra-clean, efficient power to the electrical grid and byproduct heat to the universities. The quiet operation and near zero emissions of NOx, SOx and particulate matter allows siting of the fuel cell power plants in a university setting. This is the first multiple megawatt order by a U.S. utility and follows the South Korean fuel cell market, which has adopted the utility ownership model.
Converting the waste problems of food and beverage processors, wastewater treatment plants and agricultural operations into biogas is a large and growing market. Once biogas is created, DFC® fuel cells are the most efficient process available to generate ultra-clean power from this renewable fuel source. In a pioneering use of a 1.4 MW DFC1500 fuel cell power plant, a chicken farm in California will convert animal waste into renewable biogas using an anaerobic digester. This is an economically attractive method for solving animal waste disposal issues as it efficiently generates reliable power from a renewable resource while emitting virtually no pollutants such as NOx, SOx or particulate matter.
A cost effective solution that provides reliable on-site power while complying with stringent clean air regulations drove the purchase by Eastern Municipal Water District in Riverside County, California for two additional 0.3 MW DFC300 fuel cell power plants. This repeat customer wants to utilize the biogas created by the wastewater treatment process to produce renewable power at the point of use for a new treatment plant.
Connecticut: The Company announced the sale of a 0.3 MW DFC300 fuel cell power plant that will be installed at a frozen food processor to support their around-the-clock refrigeration and cold storage needs. The high efficiency of the power plant will result in lower fuel and electrical costs while on-site power generation enhances reliability, power quality and energy security.
The need for ultra-clean and reliable distributed generation by the U.S. Department of Defense drove an order for two 0.3 MW DFC300 power plants. The high efficiency fuel cells will be installed at U.S. Navy Submarine Base New London where they will be configured to utilize the byproduct heat for boiling water, reducing fuel costs for the Base. This order represents the fifth U.S. military base that will have a DFC® fuel cell power plant.
The Company is working through phase II of the U.S. Department of Energy loan guarantee application process for 27.3 MW of the 43.5 MW of fuel cell projects selected by the Connecticut Department of Utility Control (CDUC). If approved, the Company will then negotiate term sheets for funding. Concurrent with this process, the Company is in active discussions with private financing sources.

FuelCell Energy Third Quarter 2010 Results	Page 4
Government Research and Development Contracts
Advanced Hydrogen Programs: The contract to demonstrate a renewable hydrogen refueling station in California is progressing on schedule. The fuel cell power plant has been installed and is expected to be operational on natural gas by the fourth quarter of 2010 and operational on bio-gas by early 2011.
Solid Oxide Fuel Cell Development: The Company has partnered with Versa Power Systems Inc., for the development of a Large Scale Coal-Based Solid Oxide Fuel Cell under the U.S. Department of Energy Solid State Energy Conversion Alliance (SECA) Program. The FuelCell Energy/Versa team remains on track to meet cost and performance objectives for a minimum 25 kilowatt (kW) fuel cell stack in Phase II of the program and is currently testing a stack tower with capacity greater than 25 kW. The full scale advanced fuel cell system to be demonstrated in Phase III is expected to incorporate an SOFC module with an output of at least 250 kW to efficiently convert the energy contained in coal to ultra-clean grid electrical power.
Other Government Research: During the third quarter of 2010, the Company was selected for five different projects by the U.S. Department of Energy (DOE) with awards totaling in excess of $5 million. These projects are currently under negotiation with the DOE.
Conference Call Information
FuelCell Energy will host a conference call with investors beginning at 10:00 a.m. Eastern Time on September 2, 2010 to discuss the third quarter results.
Participants can access the live call via webcast on the Company website or by telephone as follows:
•	The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘events & presentations’ and then click on ‘Listen to the webcast’

•	Alternatively, participants in the U.S. or Canada can dial 877-303-7005

•	Outside the U.S. and Canada, please call 678-809-1045

•	The passcode is ‘FuelCell Energy’
The webcast of the conference call will be archived on the Company’s Investors’ page at www.fuelcellenergy.com. Alternatively, the replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on Wednesday, September 8, 2010:
•	From the U.S. and Canada please dial 800-642-1687

•	Outside the U.S. or Canada please call 706-645-9291

•	Enter confirmation code 92767832
About FuelCell Energy
DFC® fuel cells are generating power at over 50 locations worldwide. The Company’s power plants have generated over 550 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The

FuelCell Energy Third Quarter 2010 Results	Page 5
Company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com
This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.
Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com
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FuelCell Energy Third Quarter 2010 Results	Page 6
FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	July 31,	October 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$15,728	$57,823
Investments — U.S. treasury securities	36,997	7,004
Accounts receivable, net	13,897	22,920
Inventories, net	30,574	25,433
Other current assets	4,700	6,499

Total current assets	101,896	119,679

Property, plant and equipment, net	28,832	32,394
Investments — U.S. treasury securities	15,113	—
Investment in and loans to affiliate	10,079	10,064
Other assets, net	1,311	551

Total assets	$157,231	$162,688

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$980	$997
Accounts payable	8,574	8,484
Accounts payable due to affiliate	560	1,584
Accrued liabilities	15,639	13,808
Deferred revenue, royalty income and customer deposits	22,576	17,013

Total current liabilities	48,329	41,886

Long-term deferred revenue and royalty income	8,436	10,124
Long-term debt and other liabilities	4,132	4,410

Total liabilities	60,897	56,420

Redeemable preferred stock of subsidiary	16,246	14,976

Redeemable preferred stock (liquidation preference of $64,020 at July 31, 2010 and $64,120 at October 31, 2009)	59,857	59,950

Total Equity:
Shareholders’ equity
Common stock ($.0001 par value); 150,000,000 shares authorized; 112,950,468 and 84,387,741 shares issued and outstanding at July 31, 2010 and October 31, 2009, respectively.	11	8
Additional paid-in capital	663,979	631,296
Accumulated deficit	(643,500)	(599,960)
Accumulated other comprehensive income (loss)	11	(2)
Treasury stock, Common, at cost (5,679 shares at July 31, 2010 and October 31, 2009)	(53)	(53)
Deferred compensation	53	53

Total shareholders’ equity	20,501	31,342
Noncontrolling interest in subsidiaries	(270)	—

Total equity	20,231	31,342

Total liabilities and equity	$157,231	$162,688

FuelCell Energy Third Quarter 2010 Results	Page 7
FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Three Months Ended
	July 31,
	2010	2009
Revenues:
Product sales and revenues	$16,218	$18,738
Research and development contracts	2,655	4,279

Total revenues	18,873	23,017

Costs and expenses:
Cost of product sales and revenues	20,050	26,269
Cost of research and development contracts	2,579	2,978
Administrative and selling expenses	4,185	4,107
Research and development expenses	4,618	4,150

Total costs and expenses	31,432	37,504

Loss from operations	(12,559)	(14,487)

Interest expense	(10)	(65)
Loss from equity investment	(183)	(15)
Interest and other income, net	296	185

Loss before redeemable preferred stock of subsidiary	(12,456)	(14,382)

Accretion of redeemable preferred stock of subsidiary	(603)	(533)

Loss before provision for income taxes	(13,059)	(14,915)

Provision for income taxes	(55)	—

Net loss	(13,114)	(14,915)

Net loss attributable to noncontrolling interest	88	—

Net loss attributable to FuelCell Energy, Inc.	(13,026)	(14,915)

Preferred stock dividends	(799)	(802)

Net loss to common shareholders	$(13,825)	$(15,717)

Net loss per share to common shareholders
Basic	$(0.15)	$(0.21)
Diluted	$(0.15)	$(0.21)

Weighted average shares outstanding
Basic	93,512,868	73,493,470
Diluted	93,512,868	73,493,470

FuelCell Energy Third Quarter 2010 Results	Page 8
FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	Nine Months Ended
	July 31,
	2010	2009
Revenues:
Product sales and revenues	$42,033	$57,077
Research and development contracts	8,043	10,527

Total revenues	50,076	67,604

Costs and expenses:
Cost of product sales and revenues	57,183	83,820
Cost of research and development contracts	7,942	8,053
Administrative and selling expenses	12,888	13,108
Research and development expenses	14,327	14,940

Total costs and expenses	92,340	119,921

Loss from operations	(42,264)	(52,317)

Interest expense	(118)	(191)
Loss from equity investment	(576)	(577)
Interest and other income, net	979	730

Loss before redeemable preferred stock of subsidiary	(41,979)	(52,355)

Accretion of redeemable preferred stock of subsidiary	(1,763)	(1,559)

Loss before provision for income taxes	(43,742)	(53,914)

Provision for income taxes	(68)	—

Net loss	(43,810)	(53,914)

Net loss attributable to noncontrolling interest	270	—

Net loss attributable to FuelCell Energy, Inc.	(43,540)	(53,914)

Preferred stock dividends	(2,401)	(2,406)

Net loss to common shareholders	$(45,941)	$(56,320)

Net loss per share to common shareholders
Basic	$(0.52)	$(0.80)
Diluted	$(0.52)	$(0.80)

Weighted average shares outstanding
Basic	87,510,734	70,629,631
Diluted	87,510,734	70,629,631